Exhibit 99.1
ONCOTHYREON REPORTS FIRST QUARTER 2011
FINANCIAL RESULTS
COMPANY TO HOLD CONFERENCE CALL AT 4:30 P.M. EDT TODAY
SEATTLE, WASHINGTON — May 6, 2011 — Oncothyreon Inc. (NASDAQ: ONTY) today reported financial results for the first quarter ending March 31, 2011.
Net loss from operations increased to $5.9 million in the first quarter of 2011 from $5.4 million in the first quarter of 2010 as the result of increased research and development expenses offset by a decrease in general and administrative expenses. Research and development expenses increased to $4.2 million from $2.6 million, reflecting increased development activity for Oncothyreon’s product candidates PX-866 and ONT-10. General and administrative expenses decreased to $1.8 million from $2.8 million, primarily as the result of lower legal and consulting expenses relating to regulatory compliance.
Net loss for the quarter ended March 31, 2011 was $7.1 million or $0.24 per basic and diluted share, compared with a net loss of $0.8 million or $0.03 per basic and diluted share for the comparable period in 2010. The increase in net loss was primarily the result of a non-cash expense of $1.5 million as a result of an increase in fair value of warrant liability in the quarter ended March 31, 2011, compared with a $4.6 million decrease in fair value of warrant liability in the quarter ended March 31, 2010.
As of March 31, 2011, Oncothyreon’s cash, cash equivalents and short-term investments were $29.0 million, compared to $28.9 million at the end of 2010, an increase of $0.1 million attributable to $5.0 million in funding from the initial term loan with General Electric Capital Corporation offset by cash used in operations and capital expenditures during the quarter.
On May 4, 2011, Oncothyreon closed an underwritten public offering of 11,500,000 shares of its common stock at a price to the public of $4.00 per share for gross proceeds of $46.0 million. The net proceeds from the sale of the shares, after deducting the underwriters’ discounts and other estimated offering expenses payable by Oncothyreon, were approximately $43.0 million.
Oncothyreon currently intends to use the net proceeds of the offering to fund the development of PX-866, Oncothyreon’s PI-3 pan-isoform irreversible kinase inhibitor, and ONT-10, Oncothyreon’s proprietary follow-on vaccine to Stimuvax. Stimuvax, currently in a Phase 3 pivotal trial, is a vaccine for patients with non-small cell lung cancer and is partnered with Merck KGaA. The offering proceeds may also be used for general corporate purposes.

Financial Guidance
Oncothyreon believes the following financial guidance to be correct as of the date provided. Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.
Expenses in 2011 are expected to be higher when compared to 2010, primarily as a result of the more advanced clinical development of PX-866 and IND-enabling development activities for ONT-10. Oncothyreon currently expects cash used in operations in 2011 to be approximately $23 million. As a result, Oncothyreon estimates that its existing cash will be sufficient to fund operations for at least the next 12 months.
Conference Call and Webcast
Oncothyreon will conduct a conference call to discuss its first quarter 2011 financial results and provide a review of its pipeline of products in development today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To participate in the call by telephone, please dial (877) 280-7291 (United States) or (707) 287-9361 (International). In addition, the call will be webcast live and can be accessed on the “Events” page of the “News & Events” section of Oncothyreon’s website at www.oncothyreon.com. An archive of the webcast will be available after completion of the discussion and will be posted on Oncothyreon’s website.
About Oncothyreon
Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.
Forward-Looking Statements
In order to provide Oncothyreon’s investors with an understanding of our current results and future prospects, this release may contain statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include our expectations regarding future expenses, clinical development activities and the use and adequacy of cash resources.
Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing our product candidates, the adequacy of financing and cash reserves on hand, changes in general accounting policies, general economic factors, achievement of the results we anticipate from our clinical trials with our products and our ability to adequately obtain and protect our intellectual property rights. Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.
Additional Information
Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.
Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com
ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100 Fax: (206) 801-2101
http://www.oncothyreon.com

ONCOTHYREON INC.
Condensed Consolidated Statement of Operations Data
(in thousands except share and per share amounts)
(unaudited)

	Three months
	Ended March 31,
	2011	2010
Revenue
Licensing revenue from collaborative & license agreements	$145	$5
Expenses
Research and development	4,188	2,606
General and administrative	1,829	2,832

Total operating expenses	6,017	5,438

Income (loss) from operations	(5,872)	(5,433)
Other Income (Expense)
Investment and other income (expense)	313	40
Interest expense	(99)	--
Change in fair value of warrant liability	(1,458)	4,621

Net Loss	(7,116)	(772)

Basic and diluted loss per share	$(0.24)	$(0.03)
Weighted average number of common shares outstanding	30,088,781	25,753,405

ONCOTHYREON INC.
Consolidated Balance sheet data
(in thousands except share amounts)
(unaudited)

	March 31,	December 31,
	2011	2010
Cash, cash equivalents and short term investments	$28,998	$28,877
Total assets	$34,132	$34,445
Long term liabilities	$19,010	$13,727
Stockholder’s equity	$12,148	$18,857
Common shares outstanding	30,095,503	30,088,628